As filed with the Securities and Exchange Commission on June 4, 2004
File No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CNF Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	4213 (Primary Standard Industrial Classification Code Number)	94-1444798 (I.R.S. Employer Identification No.)

3240 Hillview Avenue

Palo Alto, California 94304
Telephone Number (415) 494-2900
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Eberhard G. H. Schmoller

Senior Vice President and General Counsel
3240 Hillview Avenue
Palo Alto, California 94304
Telephone Number (415) 494-2900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gregg A. Noel, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue
Los Angeles, California 90071
(213) 687-5000

      Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

      If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.     ☐

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate Offering	Amount of
Securities to be Registered	Registered	Per Unit	Price(1)	Registration Fee

6.70% Senior Debentures due 2034	$300,000,000	100%	$300,000,000	$38,010

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) promulgated under the Securities Act of 1933, as amended.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to the said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 4, 2004.

PROSPECTUS

CNF Inc.

                Offer to exchange all outstanding 6.70% Series A Senior Debentures due 2034 for 6.70% Series B Senior Debentures due 2034 which have been registered under the Securities Act of 1933, as amended.

      The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2004, the 21st business day following the date of this prospectus, unless we extend the exchange offer in our sole and absolute discretion.

      The principal terms of the exchange offer are as follows:

•	We will exchange the new debentures for all outstanding old debentures that are validly tendered and not withdrawn pursuant to the exchange offer.

•	You may withdraw tenders of old debentures at any time prior to the expiration of the exchange offer.

•	The terms of the new debentures are substantially identical to those of the outstanding old debentures, except that the transfer restrictions and registration rights relating to the old debenture will not apply to the new debentures.

•	The exchange of old debentures for new debentures will not be a taxable transaction for U.S. federal income tax purposes, but you should see the discussion under the heading “Material United States Federal Income Tax Considerations” for more information.

•	We will not receive any cash proceeds from the exchange offer.

•	We issued the old debentures in a transaction not requiring registration under the Securities Act, and as a result, transfer of the old debentures is restricted. We are making the exchange offer to satisfy your registration rights, as a holder of the old debentures.

      There is no established trading market for the new debentures or the old debentures.

      Each broker-dealer that receives new debentures for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of these new debentures. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new debentures received in exchange for old debentures where the old debentures were acquired as a result of market-making activities or other trading activities. We have agreed, that for a period of 120 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale.

      None of the Securities and Exchange Commission or any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2004.

Forward-Looking Statements	i
Summary	1
The Exchange Offer	8
Use of Proceeds	15
Ratio of Earnings to Fixed Charges	15
Selected Consolidated Financial Data	16
Description of New Debentures	19
Material United States Federal Income Tax Considerations	32
Plan of Distribution	33
Legal Matters	34
Experts	34
Available Information and Incorporation By Reference	35
EXHIBIT 1.1
EXHIBIT 4.2
EXHIBIT 4.4
EXHIBIT 5
EXHIBIT 12.A
EXHIBIT 12.B
EXHIBIT 23.1
EXHIBIT 25
EXHIBIT 99.4
EXHIBIT 99.5
EXHIBIT 99.6
EXHIBIT 99.7

      As used in this prospectus, the terms “CNF,” “the company,” “we,” “our” and “us” refer to CNF Inc. and its subsidiaries as a combined entity, except in the “Description of New Debentures” and in other places where it is clear that the terms mean only CNF Inc.

      This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this document. Copies of this information are available without charge to any person to whom this prospectus is delivered, upon written or oral request. Written requests should be sent to:

CNF Inc.

3240 Hillview Avenue
Palo Alto, California 94304
Attention: Investor Relations

      Oral requests should be made by telephoning (415) 494-2900.

      In order to obtain timely delivery, you must request the information no later than                     , 2004, which is five business days before the expiration date of the exchange offer.

      The “old debentures” consisting of the 6.70% Series A Senior Debentures due 2034 which were issued on April 30, 2004 and the “new debentures” consisting of the 6.70% Series B Senior Debentures due 2034 offered pursuant to this prospectus are sometimes collectively referred to in this prospectus as the “debentures.”

      You should rely only on the information contained in this prospectus. The company has not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The company is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

FORWARD-LOOKING STATEMENTS

      Statements included or incorporated by reference in this prospectus may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are subject to a number of risks and uncertainties, and should not be relied upon as predictions of future events. All statements, other than statements of historical fact, are forward-looking statements, including any projections of earnings, revenues, weight, yield, volumes, income or other financial or operating items, any statements of the plans, strategies, expectations or objectives of CNF or its management for future operations or other future items, any statements concerning proposed new

i

products or services, any statements regarding CNF’s estimated future contributions to pension plans, any statements as to the adequacy of reserves, any statements regarding the outcome of any claims that may be brought against CNF by Consolidated Freightways Corporation’s multi-employer pension plans, any statements regarding future economic conditions or performance, any statements regarding the outcome of legal and other claims and proceedings against CNF, any statements of estimates or belief and any statements or assumptions underlying the foregoing.

      Certain such forward-looking statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates” or “anticipates” or the negative of those terms or other variations of those terms or comparable terminology or by discussions of strategy, plans or intentions. Such forward-looking statements are necessarily dependent on assumptions, data and methods that may be incorrect or imprecise and there can be no assurance that they will be realized. In that regard, the following factors, among others, the matters discussed elsewhere in this prospectus, and the matters discussed in the documents incorporated by reference, could cause actual results and other matters to differ materially from those discussed in such forward-looking statements:

•	changes in general business and economic conditions, including the global economy;

•	the creditworthiness of CNF’s customers and their ability to pay for services rendered;

•	increasing competition and pricing pressure;

•	changes in fuel prices;

•	the effects of the cessation of Emery Worldwide Airlines, Inc.’s air carrier operations; the possibility of additional unusual charges and other costs and expenses relating to Menlo Worldwide Forwarding’s operations;

•	the possibility that CNF may, from time to time, be required to record impairment charges for goodwill and other long-lived assets;

•	the possibility of defaults under CNF’s $385 million credit agreement and other debt instruments, including defaults resulting from additional unusual charges or from any costs or expenses that CNF may incur, and the possibility that CNF may be required to repay certain indebtedness in the event that the ratings assigned to its long-term senior debt by credit rating agencies are reduced;

•	labor matters, including the grievance by furloughed pilots and crew members, renegotiations of labor contracts, labor organizing activities, work stoppages or strikes; enforcement of and changes in governmental regulations, including the effects of new regulations issued by the Department of Homeland Security;

•	environmental and tax matters;

•	the February 2000 crash of an Emery Worldwide Airlines, Inc. aircraft and related litigation; and

•	matters relating to CNF’s 1996 spin-off of Consolidated Freightways Corporation, including the possibility that Consolidated Freightways Corporation’s multi-employer pension plans may assert claims against CNF, and that CNF may not prevail in those proceedings and may not have the financial resources necessary to satisfy amounts payable to those plans, and matters relating to CNF’s defined benefit pension plans.

      As a result of the foregoing, no assurance can be given as to our future financial condition, cash flows, or results of operations.

ii

SUMMARY

      The following summary highlights selected information contained or incorporated by reference in this prospectus and does not contain all of the information that may be important to you. You should carefully read this entire prospectus and the documents incorporated and deemed to be incorporated by reference in this prospectus, including the financial statements and related notes, before making a decision to invest in the new debentures.

CNF Inc.

      We are a management company with annual revenues of approximately $5.1 billion, for the year ended December 31, 2003, that provides supply chain management services for business-to-business shipments by land, air and sea throughout the world. We conduct our operations through the following five business segments:

•	Con-Way Transportation Services provides next-day, second-day and transcontinental freight trucking throughout the U.S., Canada, Puerto Rico, and Mexico, as well as expedited transportation, air freight forwarding, contract logistics and warehousing and truckload brokerage services.

•	Menlo Worldwide Forwarding provides time-definite domestic and international air freight and ocean forwarding services, customs brokerage, and other trade services.

•	Menlo Worldwide Logistics develops integrated contract logistics solutions, including the management of complex distribution networks and supply chain engineering and consulting.

•	Menlo Worldwide Other serves as the lead logistics manager for General Motors through a joint venture with GM, Vector SCM.

•	Our Other segment includes the operations of Road Systems, a trailer manufacturer, and certain corporate activities.

      We believe that the broad range of services that we offer, coupled with our domestic and international delivery infrastructure, provide us with a competitive advantage over companies with more limited capabilities. Increasingly, the world economy has become more integrated, “just-in-time” strategies have made highly reliable replenishment capabilities essential, and many major companies are outsourcing their distribution networks to specialists. We seek to position our operating units as leaders in their respective segments of the transportation industry by delivering reliable time-definite and day-definite delivery around the world and providing the information systems capabilities our customers need to enhance the efficiency of their entire supply chain, rather than merely reducing their transportation expenses.

      An important element of our strategy involves an effort to reduce the impact on our business of the historical cyclicality of the freight industry. We seek to achieve that result by:

•	operating in United States and international markets,

•	offering a variety of transportation modes, such as airfreight, trucking and ocean, and

•	participating in both asset-based businesses such as trucking and domestic airfreight and non-asset based businesses such as contract logistics, international freight forwarding and customs brokerage.

      Our principal executive offices are located at 3240 Hillview Avenue, Palo Alto, California 94304 and our telephone number is (650) 494-2900. Our website address is www.cnf.com.

The Exchange Offer

Old Debentures	6.70% Series A Senior Debentures due 2034, which we issued April 30, 2004.

New Debentures	6.70% Series B Senior Debentures due 2034, the issuance of which has been registered under the Securities Act. The form and the terms of the new debentures are identical in all material respects to those of the old debentures, except that the transfer restrictions and registration rights relating to the old debentures do not apply to the new debentures.

Exchange Offer	We are offering to issue up to $300.0 million aggregate principal amount of the new debentures in exchange for a like principal amount of the old debentures to satisfy our obligations under the registration rights agreement that we entered into when the old debentures were issued in transactions that were exempt from the registration requirements of the Securities Act.

Expiration Date; Tenders	The exchange offer will expire at 5:00 p.m., New York City time, on , 2004, the 21st business day following the date of this prospectus, unless extended in our sole and absolute discretion. By tendering your old debentures, you represent to us that:

• you are not our affiliate, as defined in Rule 405 under the Securities Act;

• any new debentures you receive in the exchange offer are being acquired by you in the ordinary course of your business;

• at the time of the commencement of the exchange offer, neither you nor, to your knowledge, anyone receiving new debentures from you, has any arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the new debentures in violation of the Securities Act;

• if you are a broker-dealer, you will receive the new debentures for your own account in exchange for old debentures that were acquired by you as a result of your market making or other trading activities and that you will deliver a prospectus in connection with any resale of the new debentures you receive. For further information regarding resales of the new debentures by participating broker- dealers, see the discussion under the caption “Plan of Distribution”; and

• if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the new debentures, as defined in the Securities Act.

Withdrawal; Non-Acceptance	You may withdraw any old debentures tendered in the exchange offer at any time prior to 5:00 p.m., New York City time, on , 2004. To be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses set forth on page 13. The notice must specify:

• the name of the person having tendered the old debentures to be withdrawn,

• the old debentures to be withdrawn, including the principal amount of such old debentures, and

• where certificates for old debentures have been transmitted, the name in which such old debentures are registered, if different from that of the withdrawing holder.

If we decide for any reason not to accept any old debentures tendered for exchange, the old debentures will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of the old debentures tendered by book-entry transfer into the exchange agent’s account at The Depository Trust Company, which we sometimes refer to in this prospectus as DTC, any withdrawn or unaccepted old debentures will be credited to the tendering holders’ account at DTC. For further information regarding the withdrawal of the tendered old debentures, see “The Exchange Offer — Withdrawal Rights.”

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may waive. See the discussion below under the caption “The Exchange Offer — Conditions to the Exchange Offer” for more information regarding the conditions to the exchange offer.

Procedures for Tendering Old Debentures	Unless you comply with the procedure described below under the caption “The Exchange Offer — Guaranteed Delivery Procedures,” you must do one of the following on or prior to the expiration or termination of the exchange offer to participate in the exchange offer:

• tender your old debentures by sending the certificates for your old debentures, in proper form for transfer, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other documents required by the letter of transmittal, to The Bank of New York, as exchange agent, at one of the addresses listed below under the caption “The Exchange Offer — Exchange Agent”; or

• tender your old debentures by using the book-entry transfer procedures described below and transmitting a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent’s message instead of the letter of transmittal, to the exchange agent. In order for a book-entry transfer to constitute a valid tender of your old debentures in the exchange offer, The Bank of New York, as exchange agent, must receive a confirmation of book-entry transfer of your old debentures into the exchange agent’s account at DTC prior to the expiration or termination of the exchange offer. For more information regarding the use of book-entry transfer procedures, including a description of the required agent’s message, see the discussion below under the caption “The Exchange Offer — Book-Entry Transfers.”

Guaranteed Delivery Procedures	If you are a registered holder of old debentures and wish to tender your old debentures in the exchange offer, but

• the old debentures are not immediately available;

• time will not permit your old debentures or other required documents to reach the exchange agent before the expiration or termination of the exchange offer; or

• the procedure for book-entry transfer cannot be completed prior to the expiration or termination of the exchange offer;

then you may tender old debentures by following the procedures described below under the caption “The Exchange Offer — Guaranteed Delivery Procedures.”

Special Procedures for Beneficial Owners	If you are a beneficial owner whose old debentures are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old debentures in the exchange offer, you should promptly contact the person in whose name the old debentures are registered and instruct that person to tender them on your behalf. If you wish to tender in the exchange offer on your own behalf, prior to completing and executing the letter of transmittal and delivering your old debentures, you must either make appropriate arrangements to register ownership of the old debentures in your name, or obtain a properly completed bond power from the person in whose name the old debentures are registered.

Material United States Federal Income Tax Considerations	The exchange of the old debentures for new debentures in the exchange offer will not be a taxable transaction for United States federal income tax purposes. See the discussion below under the caption “Material United States Federal Income Tax Considerations,” for more information regarding the United States federal income tax consequences to you of the exchange offer.

Use of Proceeds	We will not receive any cash proceeds from the exchange offer.

Exchange Agent	The Bank of New York is the exchange agent for the exchange offer. You can find the address and telephone number of the exchange agent below under the caption, “The Exchange Offer — Exchange Agent.”

Resales	Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that the new debentures you receive in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the

Securities Act. However, you will not be able to freely transfer the new debentures if:

• you are our “affiliate,” as defined in Rule 405 of the Securities Act;

• you are not acquiring the new debentures in the exchange offer in the ordinary course of business;

• you have an arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the new debentures, you will receive in the exchange offer;

• you are holding old debentures that have or are reasonably likely to have the status of an unsold allotment in the initial offering; or

• you are a broker-dealer that received new debentures for its own account in the exchange offer in exchange for old debentures that were acquired as a result of market-making or other trading activities.

If you fall within one of the exceptions listed above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction involving the new debentures. See the discussion below under the caption “The Exchange Offer — Procedures for Tendering Old Debentures” for more information.

Broker-Dealers	Each broker-dealer that receives new debentures for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new debentures. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new debentures received in exchange for old debentures which were received by the broker-dealer as a result of market making or other trading activities. We have agreed that for a period of up to 120 days after the consummation of this exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution” for more information.

Registration Rights Agreement	When we issued the old debentures in April 2004, we entered into a registration rights agreement with the initial purchasers of the old debentures. Under the terms of the registration rights agreement, we agreed to:

• use our reasonable best efforts to have the exchange offer registration statement declared effective on or prior to 180 days after the closing date of the offering; and

• use our reasonable best efforts to consummate the exchange offer within 30 business days after the date on which the exchange offer registration statement is declared effective.

If we fail to meet our registration obligations, we will pay additional interest equal to 0.25% per annum to each holder of old debentures.

Under some circumstances set forth in the registration rights agreement, holders of old debentures, including holders who are not permitted to participate in the exchange offer or who may not freely sell new debentures received in the exchange offer, may require us to file and cause to become effective, a shelf registration statement covering resales of the old debentures by these holders.

A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. See “Description of New Debentures — Registration Rights Agreement; Additional Interest.”

Consequences of Not Exchanging Your Old Debentures

      If you do not exchange your old debentures in the exchange offer, you will continue to be subject to the restrictions on transfer described in the legend on the certificate for your old debentures. In general, you may offer or sell your old debentures only:

•	if they are registered under the Securities Act and applicable state securities laws;

•	if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

•	if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

      We do not intend to register the old debentures under the Securities Act. Under some circumstances set forth in the registration rights agreement, however, holders of the old debentures, including holders who are not permitted to participate in the exchange offer or who may not freely sell new debentures received in the exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of the old debentures by these holders. For more information regarding the consequences of not tendering your old debentures and our obligations to file a shelf registration statement, see “The Exchange Offer — Consequences of Exchanging or Failing to Exchange Old Debentures” and “Description of New Debentures — Registration Rights Agreement; Additional Interest.”

Summary Description of the New Debentures

      The terms of the new debentures and those of the outstanding old debentures are substantially identical except that the transfer restrictions and registration rights relating to the old debentures do not apply to the new debentures. The summary below describes the principal terms of the new debentures. For a more complete description of the terms of the new debentures, see “Description of New Debentures” in this prospectus.

Issuer	CNF Inc.

Securities Offered	$300,000,000 aggregate principal amount of 6.70% Senior Debentures due 2034.

Maturity	May 1, 2034.

Interest	The new debentures will bear interest at the rate of 6.70% per year from and including the issue date, payable semi-annually, in arrears, on May 1 and November 1 of each year, commencing on November 1, 2004.

Optional Redemption	We may redeem the new debentures, in whole at any time or in part from time to time, at our option on not less than 30 nor more than 60 days’ notice, at a redemption price equal to the greater of:

• the principal amount being redeemed or

• the sum of the present values of the remaining scheduled payments of principal and interest on the debentures being redeemed, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below under “Description of New Debentures — Optional Redemption”) plus 35 basis points plus in either case, accrued and unpaid interest on the new debentures to the redemption date.

Ranking	The new debentures are our unsecured senior obligations and will rank equally with all of our existing and future unsecured and unsubordinated indebtedness.

Certain Covenants	The new debentures will be issued under an indenture containing covenants for your benefit. These covenants restrict our ability, with certain exceptions, to incur debt secured by liens. See “Description of New Debentures.”

THE EXCHANGE OFFER

Terms of the Exchange Offer; Period for Tendering Old Debentures

      Subject to terms and conditions detailed in this prospectus, we will accept for exchange old debentures that are properly tendered on or prior to the expiration date and not withdrawn as permitted below. The term “expiration date” means 5:00 p.m., New York City time,                     , 2004, the 21st business day following the date of this prospectus. We may, however, in our sole discretion, extend the period of time that the exchange offer is open. The term “expiration date” means the latest time and date to which the exchange offer is extended.

      As of the date of this prospectus, $300,000,000 principal amount of old debentures are outstanding. We are sending this prospectus, together with the letter of transmittal, to all holders of old debentures that we are aware of on the date hereof.

      We expressly reserve the right, at any time, to extend the period of time that the exchange offer is open, and delay acceptance for exchange of any old debentures, by giving oral or written notice of an extension to the holders of the old debentures as described below. During any extension, all old debentures previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old debentures not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

      Old debentures tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple thereof.

      We expressly reserve the right to amend or terminate the exchange offer, and not to exchange any old debentures, upon the occurrence of any of the conditions of the exchange offer specified under “— Conditions to the Exchange Offer.” We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old debentures as promptly as practicable. In the case of any extension, we will issue a notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Procedures for Tendering Old Debentures

      Your tender to us of old debentures as set forth below and our acceptance of the old debentures will constitute a binding agreement between us and you upon the terms and subject to the conditions detailed in this prospectus and in the accompanying letter of transmittal. Except as set forth below, to tender old debentures for exchange in the exchange offer, you must transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal or, in the case of a book-entry transfer, an agent’s message in place of the letter of transmittal, to The Bank of New York, as exchange agent, at the address set forth below under “— Exchange Agent” on or prior to the expiration date. In addition, either:

•	certificates for old debentures must be received by the exchange agent along with the letter of transmittal, or

•	a timely confirmation of a book-entry transfer, which we refer to in this prospectus as a book-entry confirmation, of old debentures, if this procedure is available, into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfer described beginning on page 10 must be received by the exchange agent prior to the expiration date, with the letter of transmittal or an agent’s message in place of the letter of transmittal, or

•	the holder must comply with the guaranteed delivery procedures described below.

      The term “agent’s message” means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce such letter of transmittal against such participant.

      The method of delivery of old debentures, letters of transmittal and all other required documents is at your election and risk. If such delivery is by mail, it is recommended that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letter of transmittal or old debentures should be sent to us.

      Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old debentures surrendered for exchange are tendered:

•	by a holder of the old debentures who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an eligible institution (as defined below).

      In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantees must be by a firm which is a member of the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange Medallion Program (we refer to each such entity as an eligible institution in this prospectus). If old debentures are registered in the name of a person other than the signer of the letter of transmittal, the old debentures surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as we or the exchange agent determine in our sole discretion, duly executed by the registered holders with the signature thereon guaranteed by an eligible institution.

      We in our sole discretion will make a final and binding determination on all questions as to the validity, form, eligibility, including time of receipt, and acceptance of old debentures tendered for exchange. We reserve the absolute right to reject any and all tenders of any particular old debenture not properly tendered or to not accept any particular old debenture which acceptance might, in our judgment or our counsel’s, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old debenture either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old debentures in the exchange offer. Our interpretation of the terms and conditions of the exchange offer as to any particular old debenture either before or after the expiration date, including the letter of transmittal and the instructions thereto, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old debentures for exchange must be cured within a reasonable period of time, as we determine. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of old debentures for exchange, and no one will be liable for failing to provide such notification.

      If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old debentures, such old debentures must be endorsed or accompanied by powers of attorney signed exactly as the name(s) of the registered holder(s) that appear on the old debentures.

      If the letter of transmittal or any old debentures or powers of attorneys are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us or the exchange agent, proper evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

      By tendering old debentures, you represent to us that, among other things:

•	the new debentures acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the person receiving such new debentures, whether or not such person is the holder; and

•	neither the holder nor such other person has any arrangement or understanding with any person, to participate in the distribution of the new debentures.

      In the case of a holder that is not a broker-dealer, that holder, by tendering, will also represent to us that the holder is not engaged in or does not intend to engage in a distribution of the new debentures.

      If you are our “affiliate,” as defined under Rule 405 under the Securities Act, or engage in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of such new debentures to be acquired pursuant to the exchange offer, you or any such other person:

•	could not rely on the applicable interpretations of the staff of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

      Each broker-dealer that receives new debentures for its own account in exchange for old debentures, where the old debentures were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new debentures. See “Plan of Distribution.” The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Acceptance of Old Debentures for Exchange; Delivery of New Debentures

      Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all old debentures properly tendered and will issue the new debentures promptly after acceptance of the old debentures. See “— Conditions to the Exchange Offer.” For purposes of the exchange offer, we will be deemed to have accepted properly tendered old debentures for exchange if and when we give oral, confirmed in writing, or written notice to the exchange agent.

      The holder of each old debenture accepted for exchange will receive a new debenture in the amount equal to the surrendered old debenture. Accordingly, registered holders of new debentures on the record date for the first interest payment date following the consummation of the exchange offer will received interest accruing from the most recent date that interest has been paid on the old debentures. Holders of new debentures will not receive any payment in respect of accrued interest on old debentures otherwise payable on any interest payment date, the record date for which occurs on or after the consummation of the exchange offer.

      In all cases, issuance of new debentures for old debentures that are accepted for exchange will only be made after timely receipt by the exchange agent of:

•	certificates for such old debentures or a timely book-entry confirmation of such old debentures into the exchange agent’s account at DTC,

•	a properly completed and duly executed letter of transmittal or an agent’s message in lieu thereof, and

•	all other required documents.

      If any tendered old debentures are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old debentures are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged old debentures will be returned without expense to the tendering holder or, in the case of old debentures tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry procedures described below, the non-exchanged old debentures will be credited to an account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfers

      For purposes of the exchange offer, the exchange agent will request that an account be established with respect to the old debentures at DTC within two business days after the date of this prospectus, unless the exchange agent already has established an account with DTC suitable for the exchange offer.

Any financial institution that is a participant in DTC may make book-entry delivery of old debentures by causing DTC to transfer such old debentures into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Although delivery of old debentures may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile thereof or an agent’s message in lieu thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth under “— Exchange Agent” on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

Guaranteed Delivery Procedures

      If you desire to tender your old debentures and your old debentures are not immediately available, or time will not permit your old debentures or other required documents to reach the exchange agent before the expiration date, a tender may be effected if:

•	the tender is made through an eligible institution,

•	prior to the expiration date, the exchange agent received from such eligible institution a notice of guaranteed delivery, substantially in the form we provide, by facsimile transmission, mail or hand delivery, setting forth your name and address, the amount of old debentures tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old debentures, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed appropriate letter of transmittal or facsimile thereof or agent’s message in lieu thereof, with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by such eligible institution with the exchange agent, and

•	the certificates for all physically tendered old debentures, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed appropriate letter of transmittal or facsimile thereof or agent’s message in lieu thereof, with any required signature guarantees and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

      You may withdraw your tender of old debentures at any time prior to the expiration date. To be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses set forth under “— Exchange Agent.” This notice must specify:

•	the name of the person having tendered the old debentures to be withdrawn,

•	the old debentures to be withdrawn, including the principal amount of such old debentures, and

•	where certificates for old debentures have been transmitted, the name in which such old debentures are registered, if different from that of the withdrawing holder.

      If certificates for old debentures have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless such holder is an eligible institution. If old debentures have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old debentures and otherwise comply with the procedures of DTC.

      We will make a final and binding determination on all questions as to the validity, form and eligibility, including time of receipt, of such notices. Any old debentures so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old debentures tendered for exchange but not exchanged for any reason will be returned to the holder without cost to the holder, or, in the case of old debentures tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described above, the old debentures will be credited to an account maintained with DTC for the old debentures as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old debentures may be re-tendered by following one of the procedures described under “— Procedures for Tendering Old Debentures” above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

      Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue new debentures in exchange for, any old debentures and may terminate or amend the exchange offer, if any of the following events occur prior to acceptance of such old debentures:

(a) the exchange offer violates any applicable law or applicable interpretation of the staff of the SEC; or

(b) there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree has been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission,

(1) seeking to restrain or prohibit the making or consummation of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result thereof, or

(2) resulting in a material delay in our ability to accept for exchange or exchange some or all of the old debentures pursuant to the exchange offer;

or any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any government or governmental authority, domestic or foreign, or any action has been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in our sole judgment might, directly or indirectly, result in any of the consequences referred to in clauses (1) or (2) above or, in our reasonable judgment, might result in the holders of new debentures having obligations with respect to resales and transfers of new debentures which are greater than those described in the interpretation of the SEC referred to above, or would otherwise make it inadvisable to proceed with the exchange offer; or

(c) there has occurred:

(1) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market,

(2) any limitation by a governmental agency or authority which may adversely affect our ability to complete the transactions contemplated by the exchange offer,

(3) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit, or

(4) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening thereof; or

(d) any change (or any development involving a prospective change) has occurred or is threatened in our business, properties, assets, liabilities, financial condition, operations, results of operations or prospects and our subsidiaries taken as a whole that, in our reasonable judgment, is or may be adverse to us, or we have become aware of facts that, in our reasonable judgment, have or may have adverse significance with respect to the value of the old debentures or the new debentures;

which in our reasonable judgment in any case, and regardless of the circumstances (including any action by us) giving rise to any such condition, makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange.

      The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time.

      In addition, we will not accept for exchange any old debentures tendered, and we will not issue new debentures in exchange for any such old debentures, if at such time any stop order by the SEC is threatened or in effect with respect to the registration statement, of which this prospectus constitutes a part, or the qualification of the indenture under the Trust Indenture Act.

Exchange Agent

      The Bank of New York has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

THE BANK OF NEW YORK

By Facsimile: (212) 298-1915 Attention: Reorganization Unit Confirm by Telephone: (212) 815-	By Registered or Certified Mail: The Bank of New York Corporate Trust Operation Reorganization Unit 101 Barclay Street — 7 East New York, NY 10286 Attention:	By Hand or Overnight Delivery: The Bank of New York Corporate Trust Operation Reorganization Unit 101 Barclay Street — 7 East New York, NY 10286 Attention:

      Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter of transmittal via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

      We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including fees and expenses of the trustee under the indenture relating to the new debentures, filing fees, blue sky fees and printing and distribution expenses. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

Accounting Treatment

      We will record the new debentures at the same carrying value as the old debentures, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the new debentures.

Transfer Taxes

      You will not be obligated to pay any transfer taxes in connection with the tender of old debentures in the exchange offer unless you instruct us to register new debentures in the name of, or request that old debentures not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any potentially applicable transfer tax.

Consequences of Exchanging or Failing to Exchange Old Debentures

      If you do not exchange your old debentures for new debentures in the exchange offer, your old debentures will continue to be subject to the provisions of the indenture relating to the debentures regarding transfer and exchange of the old debentures and the restrictions on transfer of the old debentures described in the legend on your certificates. These transfer restrictions are required because the old debentures were issued under an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the old debentures may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the old debentures under the Securities Act.

      Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that the new debentures you receive in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. However, you will not be able to freely transfer the new debentures if:

•	you are our “affiliate,” as defined in Rule 405 under the Securities Act,

•	you are not acquiring the new debentures in the exchange offer in the ordinary course of your business,

•	you have an arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the new debentures you will receive in the exchange offer,

•	you are holding old debentures that have, or are reasonably likely to have, the status of an unsold allotment in the initial offering, or

•	you are a broker-dealer that received new debentures for its own account in the exchange offer in exchange for old debentures that were acquired as a result of market-making or other trading activities.

      We do not intend to request the SEC to consider this exchange offer. As a result, we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in the circumstances described in the no action letters discussed above. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of new debentures and has no arrangement or understanding to participate in a distribution of new debentures. If you are our affiliate, are engaged in or intend to engage in a distribution of the new debentures or have any arrangement or understanding with respect to the distribution of the new debentures you will receive in the exchange offer, you may not rely on the applicable interpretations of the staff of the SEC and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction involving the new debentures. If you are a participating broker-dealer, you must acknowledge that you will deliver a prospectus in connection with any resale of the new debentures. In addition, to comply with state securities laws, you may not offer or sell the new debentures in any state unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with. The offer and sale of the new debentures to “qualified institutional buyers” (as defined in Rule 144A of the Securities Act) is generally exempt from registration or qualification under state securities laws. We do not plan to register or qualify the sale of the new debentures in any state where an exemption from registration or qualification is required and not available.

USE OF PROCEEDS

      We will not receive any cash proceeds from this exchange offer. Any old debentures that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth the ratios of our earnings to fixed charges, on a consolidated basis, for the periods indicated:

	Three Months
	Ended
	March 31,				Year Ended December 31,

	2004		2003		2003		2002		2001		2000		1999

Ratio of earnings to fixed charges(1)	3.1	x	2.2	x	3.1	x	3.1	x	—	(2)	3.9	x	4.7	x

(1)	In calculating the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes and fixed charges (excluding capitalization interest and dividends on all preferred stock) and fixed charges consist of interest expense, capitalized interest, amortization of debt expense, dividends on shares of our Series B Preferred Stock used to pay debt service on notes issued by our Thrift and Stock Plan, and the interest component of rental expense which approximates the interest portion of lease payments.

(2)	For the year ended December 31, 2001, fixed charges exceeded earnings by approximately $698.0 million.

SELECTED CONSOLIDATED FINANCIAL DATA

      The following selected consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited consolidated financial statements and related notes, incorporated by reference in this prospectus. The selected consolidated financial data for the years ended December 31, 2003, 2002, 2001, 2000 and 1999 have been derived from our audited consolidated financial statements. The selected consolidated financial data for the three months ended March 31, 2004 and 2003 have been derived from our unaudited consolidated financial statements and are not necessarily indicative of the results to be expected for the full year. The unaudited interim selected consolidated financial data reflects all adjustments (consisting primarily of normal recurring adjustments except as described in the footnotes to the interim consolidated financial statements) which are, in the opinion of management, necessary to present fairly the financial data for the interim periods.

	Three Months Ended
	March 31,		Year Ended December 31,
(Dollars in thousands except per share
data)	2004	2003	2003	2002		2001	2000	1999

SUMMARY RESULTS OF OPERATIONS
Revenues
Con-Way Transportation Services	$593,844	$519,108	$2,212,597	$2,011,477		$1,912,313	$2,044,896	$1,878,216
Menlo Worldwide
Forwarding	501,517	445,622	1,881,496	1,778,712		2,044,794	2,608,142	2,408,416
Logistics	252,790	241,502	1,009,952	969,089		898,182	890,800	716,008

	754,307	687,124	2,891,448	2,747,801		2,942,976	3,498,942	3,124,424
CNF Other	254	9	287	2,841		7,442	28,539	34,661

Total Revenues	$1,348,405	$1,206,241	$5,104,332	$4,762,119		$4,862,731	$5,572,377	$5,037,301

Operating Income (Loss)
Con-Way Transportation Services	$51,105	$37,192	$195,343	$147,154	(a)	$157,467	$227,312	$228,820
Menlo Worldwide
Forwarding	(6,409)	(5,431)	(47,579)	(11,980)		(790,345)	28,365	75,514
Logistics	6,506	6,036	25,312	31,827		(15,818)	33,303	22,255
Other	2,392	2,976	20,718	18,188		(9,415)	(560)	—

	2,489	3,581	(1,549)	38,035		(815,578)	61,108	97,769
CNF Other	(852)	275	(2,357)	(3,369)		(2,540)	1,546	27,649	(c)

Total Operating Income (Loss)	$52,742	$41,048	$191,437	$181,820		$(660,651)	$289,966	$354,238

Depreciation and amortization	$36,488	$37,434	$149,380	$159,080		$195,397	$190,651	$164,876
Interest expense	(9,040)	(9,272)	30,071	23,558		27,992	29,972	25,972
Income (Loss) from Continuing Operations Before Income Tax	43,326	29,435	156,016	146,244		(695,933)	261,196	332,260	(d)
Income tax (provision) benefit	(16,897)	(11,480)	(63,992)	(32,035	)(b)	262,367	(109,880)	(144,752)
Net Income (Loss) from Continuing Operations	26,429	17,955	83,785	105,959		(441,849)	143,055	179,290
Gain (Loss) from discontinuance, net of tax	—	—	—	(12,398)		38,975	(13,508)	2,966
Cumulative effect of accounting change, net of tax	—	—	—	—		—	(2,744)	—
Net Income (Loss) Applicable to Common Shareholders	$24,407	$15,929	$83,785	$93,561		$(402,874)	$126,803	$182,256

	Three Months Ended
	March 31,		Year Ended December 31,
(Dollars in thousands except per share
data)	2004	2003	2003	2002		2001	2000	1999

EARNINGS (LOSS) PER COMMON SHARE
Basic
Net Income (Loss) from Continuing Operations	$0.49	$0.32	$1.69	$2.16		$(9.06)	$2.95	$3.72
Gain (Loss) from discontinuance, net of tax	—	—	—	(0.26)		0.80	(0.28)	0.06
Cumulative effect of accounting change, net of tax	—	—	—	—		—	(0.06)	—

Net Income (Loss) Applicable to Common Shareholders	$0.49	$0.32	$1.69	$1.90		$(8.26)	$2.61	$3.78

Diluted
Net Income (Loss) from Continuing Operations	$0.45	$0.30	$1.57	$1.96		$(9.06)	$2.65	$3.29
Gain (Loss) from discontinuance, net of tax	—	—	—	(0.22)		0.80	(0.24)	0.06
Cumulative effect of accounting change, net of tax	—	—	—	—		—	(0.05)	—

Net Income (Loss) Applicable to Common Shareholders	$0.45	$0.30	$1.57	$1.74		$(8.26)	$2.36	$3.35

Common dividends	$0.10	$0.10	$0.40	$0.40		$0.40	$0.40	$0.40
Common shareholders’ equity	$15.83	$13.68	$15.21	$13.43		$12.04	$20.90	$19.15
STATISTICS
Total assets	$2,814,935	$3,018,011	$2,749,852	$2,739,761		$2,990,020	$3,244,941	$3,059,334
Long-term obligations(e)	651,272	677,338	536,314	557,610		565,815	534,649	433,446
Capital expenditures	12,895	44,866	137,378	84,838		192,125	235,221	324,604
Effective (tax) benefit rate	(39.00)%	(39.00)%	(41.02)%	(21.9	)%(b)	37.7%	(42.1)%	(43.6)%
Basic average shares	49,835,663	49,396,071	49,537,945	49,139,134		48,752,480	48,490,662	48,189,618
Market price range	$30.50-	$29.19-	$24.44-	$27.36-		$21.05-	$20.25-	$28.28-
	$35.84	$34.70	$35.77	$38.28		$39.88	$34.75	$45.52
Number of shareholders at December 31	—	—	8,006	8,131		8,561	8,802	9,520
Number of regular full-time employees	26,000	26,200	26,000	26,200		26,100	28,700	28,300

CNF’s results from continuing operations included various income or loss items that affected the year-to-year comparisons of the reported operating income (loss) of its reporting segments. These materially significant unusual or infrequently occurring items that affected operating income in the three years ended December 31, 2003 are summarized in CNF’s 2003 Annual Report on Form 10-K, Item 8, “Financial Statements and Supplementary Data,” under Notice 16, “Segment Reporting — Unusual or Infrequent Items,” incorporated by reference in this prospectus. Other materially significant items affecting the year-to-year comparisons of net income from continuing operations in the years reported above are described in the notes below and in CNF’s 2003 Annual Report on Form 10-K, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, incorporated by reference in this prospectus.

(a)	Includes an $8.7 million first-quarter net gain, $5.3 million after tax, ($0.09 per diluted share) from the sale of a property.

(b)	Includes a $25.0 million third-quarter ($0.44 per diluted share) reversal of accrued taxes related to the settlement with the IRS of aircraft maintenance issues.

(c)	Includes a $16.5 million first-quarter net gain, $9.3 million after tax, ($0.17 per diluted share) from a corporate legal settlement, and a $10.1 million second-quarter net gain, $5.7 million after tax, ($0.10 per diluted share) from the sale of the assets of CNF’s former wholesale parts and supplies distributor.

(d)	Includes a $9.6 million fourth-quarter net gain, $5.4 million after tax, ($0.10 per diluted share) from the sale of securities.

(e)	Reflects adoption of FASB Interpretation No. 46 (“FIN 46R”) effective in the first quarter of 2004, under which CNF deconsolidated a subsidiary trust holding Term Convertible Securities (“TECONS”). As a result, CNF’s TECONS are no longer reported as a mezzanine security while CNF’s convertible subordinated debentures held by the subsidiary trust are reported as long-term debt. The prior periods were restated.

DESCRIPTION OF NEW DEBENTURES

      The form and the terms of the new debentures and the old debentures are identical in all material respects, except that transfer restrictions and registration rights applicable to the old debentures do not apply to the new debentures. The new debentures will be issued pursuant to an indenture between us and The Bank of New York, as Trustee. The terms of the debentures include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The debentures are subject to all such terms and holders of debentures are referred to the indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the indenture does not purport to be complete and is qualified in its entirety by reference to the indenture, including the definitions therein of certain terms used below. We urge you to read the indenture and the Trust Indenture Act because they, and not this summary, define your rights as a holder of debentures. The definitions of certain terms used in the following summary are set forth under “— Certain Definitions.”

General Terms of the Debentures

      The new debentures will be issued under an indenture, dated as of March 8, 2000, between us and The Bank of New York (as successor to Bank One Trust Company, National Association), as trustee, as supplemented by supplemental indenture no. 1 thereto dated April 30, 2004 (which are referred to collectively as the “indenture”). The debentures will mature on May 1, 2034. Interest on the debentures will accrue from April 30, 2004 at the rate set forth on the cover of this prospectus. Interest on the debentures will be payable semi-annually in arrears on May 1 and November 1 of each year, beginning November 1, 2004, to the persons in whose names the debentures were registered at the close of business on the next preceding April 15 and October 15, respectively. Interest on the debentures will be computed on the basis of a 360-day year comprised of twelve 30-day months.

      The debentures will be our senior unsecured obligations and will rank on a parity with all our other senior unsecured and unsubordinated indebtedness. The debentures will be effectively subordinated to the indebtedness and claims of the creditors of our subsidiaries.

      At March 31, 2004, our consolidated subsidiaries had outstanding liabilities, excluding intercompany liabilities, aggregating approximately $1.16 billion and approximately $42.6 million of outstanding letters of credit, bank guarantees and overdraft facilities. At December 31, 2003, these subsidiaries were subject to long-term non-cancelable operating leases requiring future minimum lease payments of approximately $250.4 million through 2013. In addition, our material subsidiaries have guaranteed amounts due under our $385 million bank credit facility. At March 31, 2004, there were no borrowings outstanding and $249.0 million of letters of credit were outstanding under the $385 million credit facility.

      On April 30, 2004, we issued $300.0 million in aggregate principal amount of old debentures. We will issue up to an aggregate principal amount of $300.0 million of new debentures. The indenture does not limit the amount of notes, debentures or other evidences of indebtedness that we may issue thereunder and provides that notes, debentures or other evidences of indebtedness may be issued from time to time in one or more series. We may from time to time, without giving notice to or seeking the consent of the holders of the debentures, issue debentures having the same ranking and the same interest rate, maturity and other terms as the debentures issued in this offering. Any additional debentures having such similar terms, together with the applicable debentures, will constitute a single series of debentures under the indenture.

      We maintain an office or agency in The City of New York where debentures may be surrendered for payment, registration of transfer or exchange and where notices and demands in respect of the debentures and the indenture may be delivered to us. That office or agency will initially be the designated office of the trustee. However, so long as the debentures are in book-entry form, you will receive payments and may transfer debentures only through the facilities of the depositary and its direct and indirect participants. See “— Book-Entry; Delivery and Form.”

      Any payment otherwise required to be made in respect of debentures on a date that is not a business day for the debentures may be made on the next succeeding business day with the same force and effect as if made on that date. No additional interest shall accrue as a result of a delayed payment. A business day is defined in the indenture as a day other than a Saturday, Sunday or other day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

      The debentures will be issued only in fully registered form without coupons in denominations of $1,000 or any whole multiple of $1,000. No service charge will be made for any transfer or exchange of the debentures, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. The debentures will be issued in book-entry form and represented by one or more global debentures registered in the name of a nominee of The Depository Trust Company (“DTC”). Except as described under “— Book-Entry; Delivery and Form” below, the debentures will not be issuable in certificated form.

      We will initially appoint the trustee at its designated corporate trust office as a paying agent, transfer agent and registrar for the debentures. We will cause each transfer agent to act as a co-registrar and will cause to be kept at the office of the registrar a register in which, subject to such reasonable regulations as we may prescribe, we will provide for the registration of the debentures and registration of transfers of the debentures. We may vary or terminate the appointment of any paying agent or transfer agent, or appoint additional or other such agents or approve any change in the office through which any such agent acts.

      We will provide you with notice of any resignation, termination or appointment of the trustee or any paying agent or transfer agent, and of any change in the office through which any such agent will act.

Optional Redemption

      The debentures may be redeemed, in whole or in part, at our option at any time or from time to time.

      The redemption price for the debentures to be redeemed on any redemption date will be equal to the greater of the following amounts:

•	100% of the principal amount of the debentures being redeemed on the redemption date; or

•	the sum of the present values of the remaining scheduled payments of principal of and interest on the debentures being redeemed on that redemption date (not including any portion of any payments of interest accrued to the redemption date) discounted to the redemption date on a semiannual basis at the Treasury Rate (as defined below), plus 35 basis points, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to the redemption date. Notwithstanding the foregoing, installments of interest on debentures that are due and payable on interest payment dates falling on or prior to the relevant redemption date will be payable on the interest payment date to the registered holders of these debentures as of the close of business on the relevant record date according to the terms and provisions of the debentures and the indenture. The redemption price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

      We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each registered holder of the debentures to be redeemed. Once notice of redemption is mailed, the debentures called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date.

      “Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the debentures to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the debentures.

      “Comparable Treasury Price” means, with respect to any redemption date for the debentures, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if fewer than three such Reference

Treasury Dealer Quotations are obtained, the average of all such Quotations, or (C) if only one Reference Treasury Dealer Quotation is received, such Quotation.

      “Quotation Agent” means a Reference Treasury Dealer appointed by us.

      “Reference Treasury Dealer” means each of (A) Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated, ABN AMRO Incorporated, Banc of America Securities LLC, J.P. Morgan Securities Inc. and PNC Capital Markets, Inc. (or their respective affiliates which are Primary Treasury Dealers), and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer(s) selected by us.

      “Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

      “Treasury Rate” means, with respect to any redemption date for the debentures, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

      On and after the redemption date, interest will cease to accrue on the debentures or any portion of the debentures called for redemption on such redemption date (unless we default in the payment of the redemption price). On or before the redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the debentures to be redeemed on that date. If less than all of the debentures are to be redeemed, the debentures to be redeemed shall be selected by DTC, in the case of debentures represented by a global security, or by the trustee by a method the trustee deems to be fair and appropriate, in the case of debentures that are not represented by a global security.

      The debentures will not be entitled to the benefit of any mandatory redemption or repurchase by us at the option of the holders or sinking fund.

Book-Entry; Delivery and Form

The Global Debentures

      The certificates representing the new debentures will be issued in fully registered form. Except as described below, the new debentures will be initially represented by one or more global debentures in fully registered form without interest coupons. The global debentures will be deposited with, or on behalf of The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the Trustee pursuant to the FAST Balance Certificate Agreement between DTC and the Trustee.

      Ownership of beneficial interests in each global debenture will be limited to persons who have accounts with DTC, which we refer to as DTC participants, or persons who hold interests through DTC participants. We expect that the under the procedures established by DTC, ownership of beneficial interests in each global debenture will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC, with respect to interests of DTC participants, and the records of DTC participants, with respect to other owners of beneficial interests in the global debenture.

Certain Book-Entry Procedures for the Global Debentures

      The descriptions of the operations and procedures of DTC set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. We do not take any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

      DTC has advised us that it is (1) a limited-purpose trust company organized under the New York Banking Law, (2) a “banking organization” within the meaning of the New York Banking Law, (3) a member of the Federal Reserve System, (4) a “clearing corporation” within the meaning of the New York Uniform Commercial Code, as amended and (5) a “clearing agency” registered pursuant to Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC’s participants include securities brokers and dealers, including certain of the initial purchasers, banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to other entities such as banks, brokers and dealers and trust companies, referred to as “indirect participants,” that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

      Pursuant to procedures established by DTC, upon deposit of each of the global debentures, DTC will credit the accounts of participants designated by the initial purchasers with an interest in the global debentures. Ownership of the debentures will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC, with respect to the interests of participants, and the records of participants and the indirect participants, with respect to the interests of persons other than participants.

      The laws of some jurisdictions may require that some types of purchasers of debentures take physical delivery of the debentures in definitive form. Accordingly, the ability to transfer interests in the debentures represented by a global debenture to these persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in debentures represented by a global debenture to pledge or transfer the interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of the interest, may be affected by the lack of a physical definitive debenture in respect of the interest.

      So long as DTC or its nominee is the registered owner of a global debenture, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the debentures represented by the global debenture for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global debenture will not be entitled to have debentures represented by the global debenture registered in their names, will not receive or be entitled to receive physical delivery of certificated debentures, and will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture. Accordingly, each holder owning a beneficial interest in a global debenture must rely on the procedures of DTC and, if the holder is not a participant or an indirect participant, on the procedures of the participant through which the holder owns its interest, to exercise any rights of a holder of debentures under the indenture or the global debenture.

      We understand that under existing industry practice, in the event that we request any action of holders of debentures, or a holder that is an owner of a beneficial interest in a global debenture desires to take any action that DTC, as the holder of such global debenture, is entitled to take, DTC would authorize the participants to take the action and the participants would authorize holders owning through the participants to take the action or would otherwise act upon the instruction of the holders. Neither the trustee nor we will have any responsibility or liability for any aspect of the records relating to or payments made on account of debentures by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the debentures.

      Payments with respect to the principal of, and premium, if any, liquidated damages, if any, and interest on, any debentures represented by a global debenture registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global debenture representing the debentures under the indenture. Under the terms of the indenture, we may treat, and the trustee may treat, the persons in whose names the debentures, including the global debentures, are registered as the owners of the debentures for the purpose of receiving payment on the debentures and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of these amounts to owners of beneficial interests in the global debenture, including principal, premium, if any, liquidated damages, if any, and interest. Payments by the participants and the indirect participants to the owners of beneficial interests in the global debentures will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

      Subject to compliance with the transfer restrictions applicable to the debentures, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules and on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in the system in accordance with the rules and procedures and within the established deadlines (Brussels time) of the system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global debentures in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream. Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global debenture from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day, which must be a business day for Euroclear and Clearstream, immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of the sale of an interest in a global debenture by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

      Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global debentures among participants in DTC, Euroclear and Clearstream, each is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither the trustee nor we will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Issuance of Certificated Debentures

      If (1) we notify the trustee in writing that DTC is no longer willing or able to act as a depositary or clearing system for the debentures or DTC ceases to be registered as a clearing agency under the Exchange Act, and a successor depositary or clearing system is not appointed within 90 days of this notice or cessation, (2) we, at our option, notify the trustee in writing that we elect to cause the issuance of debentures in definitive form under the indenture or (3) upon the occurrence and continuation of an Event of Default under the indenture, then, upon surrender by DTC of the global debentures, certificated debentures will be issued to each person that DTC identifies as the beneficial owner of the debentures represented by the global debentures. Upon any such issuance, the trustee is required to register the certificated debentures in the name of the person or persons or the nominee of any of these persons and cause the same to be delivered to these persons.

      Neither we nor the trustee shall be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related debentures and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the debentures to be issued.

Certain Covenants of the Company

      The indenture (a) does not contain any financial covenants other than those summarized below, (b) will not restrict us from paying dividends or incurring additional Debt and (c) does not protect holders of debentures in the event of a highly leveraged transaction or a change in control. Moreover, our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the debentures or to make funds available to us to do so. The restrictive covenants summarized below will apply, unless the covenants are waived or amended, so long as any of the debentures are outstanding.

Limitations on Liens

      Subject to the exceptions described below, we will not, and will not permit any Restricted Subsidiary to, directly or indirectly, at any time create, incur, assume or guarantee any Indebtedness secured by any mortgage, pledge, lien or security interest (“Lien”) on any Principal Property owned by us or any Restricted Subsidiary or any shares of capital stock or Indebtedness of any Restricted Subsidiary, whether owned on the date of the indenture or thereafter acquired, without in any such case effectively providing, concurrently with or prior to the creation, incurrence, assumption or guarantee of such Indebtedness (the “Secured Indebtedness”), that the debentures then outstanding under the indenture (together with, if we shall so determine, any other Indebtedness or other liabilities or obligations created, incurred, assumed or guaranteed by us or any Subsidiary and then existing or thereafter created, incurred, assumed or guaranteed) shall be secured by such Lien equally and ratably with (or, at our option, prior to) such Secured Indebtedness, but only so long as such Secured Indebtedness shall be so secured and outstanding; provided, however, that the foregoing covenant shall not be applicable to Indebtedness secured by any of the following:

•	Liens on any property, shares of capital stock or Indebtedness acquired (whether by merger, consolidation, acquisition of assets or capital stock, or otherwise) after the date of the indenture by us or any Restricted Subsidiary or any property constructed or improved after the date of the indenture by us or any Restricted Subsidiary, to secure or provide for the payment of all or any part of the purchase price or cost thereof, or any Indebtedness created, incurred, assumed or guaranteed to finance all or any part of the purchase thereof or the cost of construction or cost of improvement of any such property and which was created, incurred, assumed or guaranteed or for which a bona fide firm commitment in writing was executed prior to, contemporaneously with or within 270 days after the acquisition of such property, shares of capital stock or Indebtedness or the latest to occur of the completion of construction or improvement or the commencement of full operations of such property, as the case may be; provided that such Liens shall not extend to any other property of ours or any Restricted Subsidiary;

•	Liens in favor of the United States of America or any state, territory or possession thereof or other area subject to its jurisdiction or the District of Columbia, or any department, agency or instrumentality or political subdivision of the United States of America or any state, territory or possession thereof or other area subject to its jurisdiction or the District of Columbia, or in favor of any other country, or any department, agency or instrumentality or political subdivision thereof or any other domestic or foreign government or governmental body, agency or authority, to secure partial, progress, advance or other payments pursuant to any contract, statute, law or regulation or to secure any Indebtedness created, incurred, assumed or guaranteed for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of the property subject to such Liens (including, but not limited to, Liens incurred in connection with pollution control, industrial revenue bond, private activity bond or similar financings);

•	Liens existing on the date of the indenture;

•	Liens for or in connection with taxes, governmental assessments or similar governmental charges or levies or legal proceedings;

•	Liens in favor of us or a Subsidiary securing Indebtedness of us or a Subsidiary;

•	Liens on any property, shares of capital stock or Indebtedness existing at the time of acquisition thereof (whether by merger, consolidation, acquisition of assets or capital stock or otherwise); provided that such Liens were not created in contemplation of such acquisition;

•	Liens on any property, shares of capital stock or Indebtedness of a Person existing at the time such Person becomes a Subsidiary or is merged or consolidated with or into us or any Subsidiary; provided that such Liens were not created in contemplation of such transaction;

•	pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

•	statutory and common law Liens and landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, bankers’, repairmen’s and other similar Liens arising in the ordinary course of business;

•	pledges or deposits to secure performance in connection with bids, tenders, contracts or leases or surety, stay, appeal, indemnity, customs or performance bonds;

•	Liens incurred in connection with any forward contract, futures contract, swap, option or other financial agreement or arrangement (including, without limitation, any cap, floor, collar, lock or similar agreement or arrangement) which was entered into for hedging purposes or to fix, or to protect against changes in, interest rates, currency exchange rates or commodity prices; or

•	any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in any of the foregoing bullet points or in this bullet point (including, without limitation, in connection with any extension, renewal, replacement or refinancing, in whole or in part, of any Indebtedness secured thereby); provided that any Lien permitted under this bullet point is limited to all or any part of the same property, shares of capital stock and/or Indebtedness subject to the Lien so extended, renewed or replaced and secures no more Indebtedness than the Indebtedness secured by the Lien so extended, renewed or replaced plus any premiums, fees, costs or expenses payable in connection with the replacement, extension, renewal or refinancing of such Lien or the Indebtedness secured thereby.

      Notwithstanding the foregoing provisions of the indenture, we and any Restricted Subsidiary may at any time create, incur, assume or guarantee Secured Indebtedness which would otherwise be subject to the foregoing restrictions if, immediately after giving effect thereto, the aggregate principal amount of all Secured Indebtedness (not including Indebtedness permitted to be secured by Liens described in the bullet points above) does not exceed 15% of Consolidated Net Tangible Assets determined as of such time.

      The indenture does not limit the amount of indebtedness or other liabilities that may be incurred by us or our subsidiaries. The indenture does not contain provisions which would give the holders of debentures the right to require us to repurchase or repay the debentures in the event of a takeover, recapitalization or similar event affecting us, a decline in the credit rating on our securities, or otherwise. However, holders of the $62.0 million aggregate principal amount of Series B notes issued by our Thrift and Stock Plan (the “TASP”), which we have guaranteed, have the right to require that we repurchase those notes if, among other things, both Moody’s and Standard & Poor’s have publicly rated our long-term senior debt at less than investment grade, unless, within 45 days:

•	we have obtained, through a guarantee, letter of credit, other permitted credit enhancement or otherwise, a credit rating for those notes of at least “A” from Moody’s, Standard & Poor’s or another nationally recognized rating agency selected by the holders of those notes, and

•	we maintain a rating on those notes of “A” or better thereafter.

      Our long-term senior debt is currently rated Baa3 by Moody’s and BBB- by Standard & Poor’s. Baa3 is the lowest investment grade rating from Moody’s and BBB- is the lowest investment grade rating from Standard & Poor’s. At December 31, 2003, $62.0 million aggregate principal amount of Series B notes was outstanding. In addition, our $385 million bank credit facility, which is guaranteed by our material subsidiaries, permit the lenders to require immediate repayment of all borrowings upon a change of control or similar event with respect to us.

      The occurrence of any event or condition requiring us to repurchase or repay any of the TASP notes or borrowings discussed above could have a material adverse effect on us. Moreover, there can be no assurance that we would have sufficient funds to repurchase or repay those notes or borrowings in the event that we were required to do so or that we would be able to arrange financing for that purpose.

Certain Definitions

      “Consolidated Assets” means, as of any particular time, the amount that would be shown as total assets on the most recent consolidated balance sheet of the Company and its consolidated subsidiaries prepared in accordance with GAAP as of the end of a fiscal quarter.

      “Consolidated Net Tangible Assets” means, as of any particular time, the amount of Consolidated Assets after deducting therefrom (a) all current liabilities (excluding current liabilities which are by their terms extendible or renewable at the option of the obligor to a time more than 365 days after the time of determination and excluding current maturities of long-term debt and current maturities of capitalized lease obligations), and (b) all goodwill, tradenames, trademarks, patents, debt discount and expense and other intangibles in each case in this clause (b) net of applicable amortization, all as shown on the most recent consolidated financial statements of the Company and its consolidated subsidiaries prepared in accordance with GAAP as of the end of a fiscal quarter.

      “Indebtedness” means indebtedness for borrowed money.

      “Principal Property” means any manufacturing, distribution or warehousing facility owned by us or any Subsidiary (including any of the foregoing acquired after the date of the indenture) and located within the United States of America (including the states thereof and the District of Columbia but excluding its territories, its possessions and other areas subject to its jurisdiction), the gross book value of which exceeds 1% of our Consolidated Net Tangible Assets at the date of determination, in each case other than any of the foregoing which is determined by our board of directors not to be a Principal Property because, in the opinion of our board of directors, such facility is not of material importance to the total business conducted by us and our subsidiaries taken as a whole.

      “Restricted Subsidiary” means any Subsidiary of ours (i) substantially all of the operating assets of which are located and the principal business of which is carried on within the United States of America (including the states thereof and the District of Columbia but excluding its territories, its possessions and other areas subject to its jurisdiction); (ii) which was in existence on the date of the indenture or thereafter becomes a Subsidiary of ours; and (iii) which owns a Principal Property.

      “Subsidiary” means a corporation or other entity (i) more than 50% of the outstanding voting stock (or equivalent equity interest having voting power in the case of an entity other than a corporation) of which is owned, directly or indirectly, by us and/or one or more other Subsidiaries and (ii) if such entity is a partnership, joint venture, limited liability company or similar entity, we or another Subsidiary are the managing general partner or managing member of or otherwise controls such entity. For the purposes of this definition, “voting stock (or equivalent equity interest having voting power in the case of an entity other than a corporation)” means capital stock or equity interest, as the case may be, which ordinarily has voting power for the election of directors (or equivalent persons, in the case of an entity other than a corporation), whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency, and “control” means, with respect to any entity, the possession of the power to direct or cause the direction of the management and policies of such entity.

Consolidation, Merger, Sale or Conveyance

      We may consolidate with, or sell, convey or lease our properties and assets substantially as an entirety to, or merge with or into, any other corporation, if

•	either we are the continuing corporation, or the successor corporation is a domestic corporation and expressly assumes the due and punctual payment of the principal of and interest on all the debentures and the due and punctual performance and observance of all the covenants and conditions of the indenture to be performed or observed by us; and

•	immediately after the merger or consolidation, or sale, conveyance or lease, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing.

Events of Default

      An Event of Default with respect to the debentures is defined as:

•	default in the payment of any interest on any of the debentures when due and payable, and continuance of such default for a period of 30 days;

•	default in the payment of any principal of or premium on any of the debentures when due and payable either at maturity, upon any redemption, or otherwise;

•	default by us in the performance, or breach, of any other covenant or warranty contained in the debentures or in the indenture and continuance of that default or breach which shall not have been remedied for a period of 90 days after notice to us by the trustee or by the holders of at least 25% in aggregate principal amount of the outstanding debentures;

•	acceleration of the maturity of any single outstanding issue of Indebtedness of ours with an outstanding aggregate principal amount in excess of $35,000,000, as a result of an event of default thereunder, which acceleration is not annulled or which Indebtedness is not discharged within 30 days thereafter or such longer period during which we are contesting in good faith such acceleration; and

•	certain events of bankruptcy, insolvency or reorganization.

      The trustee will notify the holders of debentures of any continuing default known to the trustee which has occurred with respect to the debentures within 90 days after the occurrence of the default. Notwithstanding the foregoing, except in the case of default in the payment of the principal of or interest on any of the debentures, the trustee may withhold notice if the trustee in good faith determines that the withholding of notice is in the interests of the holders of the debentures.

      If an Event of Default (other than with respect to certain events of bankruptcy, insolvency or reorganization) with respect to any of the debentures has occurred and is continuing, either the trustee or the holders of at least 25% in principal amount of the debentures then outstanding may declare the principal amount of all the debentures to be due and payable immediately, but upon certain conditions such declaration and its consequences may be rescinded and annulled by the holders of a majority in principal amount of the debentures then outstanding. If any Event of Default with respect to certain events of bankruptcy, insolvency or reorganization relating to the Company occurs, all the principal of and accrued and unpaid interest on the debentures then outstanding shall become automatically due and payable without any declaration or other act on the part of the trustee or any holder of debentures.

      Subject to the provisions of Trust Indenture Act requiring the trustee, during the continuance of an Event of Default, to act with the requisite standard of care, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the debentures unless such holders have offered such trustee reasonable indemnity. Subject to the foregoing, holders of a majority in principal amount of the then outstanding debentures shall have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture. We are required to make an annual filing with the trustee of a certificate as to whether or not we are in default under the terms of the indenture.

      Notwithstanding any other provision of the indenture, the holder of a debenture shall have the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest, if any, on such debenture on the respective due dates therefor (as the same may be extended, if applicable, in accordance with the terms of the debentures) and to institute suit for enforcement of any such payment, and such right shall not be impaired without the consent of such holder.

Satisfaction and Discharge of Indenture

      The indenture, except for certain specified surviving obligations, will be discharged and canceled upon the satisfaction of certain conditions, including the payment of all the debentures or the deposit with the trustee of cash or appropriate government obligations or a combination of the two sufficient for the payment or redemption in accordance with the indenture and the terms of the debentures.

Modification of the Indenture

      The indenture contains provisions permitting us and the trustee to execute certain supplemental indentures adding, changing or eliminating any provisions to the indenture or any supplemental indenture with respect to the debentures or modifying in any manner the rights of the holders of the debentures. However, no supplemental indenture may, among other things, (a) change the final maturity of any security, or reduce the rate or extend the time of payment of any interest on the security, or reduce the principal amount of any security, premium on any security, or reduce any amount payable upon any redemption of any security, without the consent of the holder of each security so affected, or (b) reduce the percentage of debentures that is required to approve a supplemental indenture or reduce the requirements for a quorum or voting at a meeting of holders of the debentures, without the consent of the holders of all debentures then outstanding.

Governing Law

      The indenture will provide that it and the debentures will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

      We maintain customary banking relationships with affiliates of The Bank of New York, the trustee under the indenture, and its affiliates.

Registration Rights; Additional Interest

Exchange Offer

      When we issued the old debentures, we entered into an exchange and registration rights agreement with Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated, as representatives of the several initial purchasers. Pursuant to the registration rights agreement, we agreed to:

•	file a registration statement relating to a registered exchange offer for the old debentures with the SEC on or prior to the 90th day after the date that the old debentures were first issued;

•	use our reasonable best efforts to cause the SEC to declare the registration statement effective under the Securities Act no later than the 180th day after the old debentures were first issued; and

•	use our reasonable best efforts to complete the exchange offer no later than 30 business days after the registration statement is declared effective.

      During the exchange offer, we will offer, to all holders of debentures who are legally eligible to participate in the exchange offer, the opportunity to exchange their old debentures for new debentures. We will keep the exchange offer open for at least 20 business days (or longer, if required by applicable law or otherwise extended by us, at our option) after the date notice of the exchange offer is mailed to the holders of the old debentures. For each old debenture surrendered pursuant to the exchange offer and not withdrawn by the holder, the holder of the old debenture will receive a new debenture having a principal amount equal to that of the surrendered debenture. Interest on each new debenture will accrue from the last date on which interest was paid on the debenture surrendered in exchange or, if no interest has been paid, from the original issue date of the old debenture.

      Under existing interpretations of the Securities Act by the SEC’s staff contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the new debentures would generally be freely transferable by holders after the exchange offer without further registration under the Securities Act, subject to certain representations required to be made by each holder of old debentures, as set forth below. However, any holder of old debentures who is one of our “affiliates” (as defined in Rule 405 under the Securities Act) or who intends to participate in the exchange offer for the purpose of distributing the new debentures:

•	will not be able to rely on the interpretation of the SEC’s staff; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

      We do not intend to seek our own interpretation regarding the exchange offer and there can be no assurance that the SEC’s staff would make a similar determination with respect to the new debentures as it has in other interpretations to other parties, although we have no reason to believe otherwise. If you wish to exchange old debentures for new debentures in the exchange offer, you will be required to make certain representations.

Shelf Registration

      We may also be required to file a shelf registration statement to permit holders of the old debentures who were not eligible to participate in the exchange offer to resell the debentures periodically without being limited by the transfer restrictions. We will only be required to file a shelf registration statement if:

•	after the date the old debentures are issued, there is a change in law or applicable interpretations of the law by the staff of the SEC, and as a result we are not permitted to complete the exchange offer as contemplated by the registration rights agreement;

•	any holder of the old debentures is not eligible to participate in the exchange offer according to SEC interpretations;

•	any holder of the debentures, according to SEC interpretations, does not receive freely tradeable new debentures;

•	the exchange offer registration statement is not declared effective within 180 days of the date the old debentures were first issued or the exchange offer is not consummated within 30 business days after the exchange offer registration statement is declared effective, but we may terminate such shelf registration statement at any time, without penalty, if the exchange offer registration statement is declared effective or the exchange offer is consummated; or

•	upon the request of any initial purchaser made within 90 days after the consummation of the exchange offer with respect to securities not eligible to be exchanged in the exchange offer and held by it following the consummation of the exchange offer or if the initial purchasers do not receive freely tradeable exchange securities in the exchange offer.

      The shelf registration statement will permit only holders that comply with specified requirements to resell their debentures from time to time. In particular, such holders must:

•	provide specific information in connection with the shelf registration statement within 20 days of the date that we mail the request for such information (such request for information referred to as, a notice and questionnaire); and

•	agree in writing to be bound by all provisions of the registration rights agreement, including the indemnification obligations.

      We will, in the event of the filing of a shelf registration statement, provide to each holder of debentures that are covered by the shelf registration statement copies of the prospectus which is a part of the shelf registration statement and notify each such holder when the shelf registration statement has become effective. A holder who sells debentures pursuant to the shelf registration statement will be required to be named as a selling security holder in the prospectus and to deliver a copy of the prospectus to purchasers. Such holder will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales, and will be bound by the provisions of the registration rights agreement which are applicable to such a holder, including the indemnification obligations.

      If a shelf registration statement is required, we will:

•	file the shelf registration statement with the SEC no later than 30 days after so required or requested pursuant to the registration rights agreement;

•	use our reasonable best efforts to cause the shelf registration statement to be declared effective upon the later of 90 days after the date on which the Company is required to file the shelf registration statement and 180 days after the old debentures are first issued; and

•	use our reasonable best efforts to keep the shelf registration statement effective for a period of two years after the date the old debentures are first issued, or if earlier until all of the debentures covered by the shelf registration statement are sold thereunder or become freely tradable.

Suspension of Registration Statement

      During any 365-day period, we will have the ability to suspend the availability of the shelf registration statement or, with respect to the use in any resales by a holder of new debentures that is a broker-dealer, the exchange offer registration statement for up to four periods of up to 45 consecutive days (except for the consecutive 45-day period immediately prior to the maturity of the debentures), but no more than an aggregate of 90 days during any 365-day period, if our board of directors determines in good faith that there is a valid business reason for the suspension.

Restrictive Legend

      Each debenture will contain a legend to the effect that the holder of the debenture, by its acceptance thereof, agrees to be bound by the provisions of the registration rights agreement. In that regard, if a holder receives notice from us of any event which:

•	makes any statement in the prospectus which is part of the shelf registration statement (or, in the case of participating broker/ dealers, the prospectus which is part of the exchange offer registration statement) untrue in any material respect;

•	requires the making of any changes in the prospectus to make the statement therein not misleading; or

•	is specified in the registration rights agreement, the holder (or participating broker/ dealer, as the case may be) will suspend the sale of debentures pursuant to that prospectus until we have either:

•	amended or supplemented the prospectus to correct the misstatement or omission; and

•	furnished copies of the amended or supplemented prospectus to the holder (or participating broker/dealer, as the case may be); or

•	given notice that the sale of the debentures may be resumed.

Additional Interest

      If a Registration Default occurs (as defined below), then we will be required to pay additional interest to each holder of the old debentures. If a Registration Default occurs, we will pay additional interest equal to 0.25% per annum until all Registration Defaults have been cured. However, in no event will the rate of additional interest exceed 0.25% per annum. Such additional interest will accrue only for those days that a Registration Default occurs and is continuing. All accrued additional interest will be paid to the holders of such debentures in the same manner as interest payments on the debentures, with payment being made on the interest payment date for the debentures. Following the cure of all Registration Defaults, no more additional interest will accrue. You will not be entitled to receive any additional interest if you were eligible to exchange your debentures for exchange debentures in the exchange offer and you did not validly tender your debentures. Any holder of debentures that has been sent a notice and questionnaire who does not return a completed and signed notice and questionnaire to us within 20 days of our mailing such notice and questionnaire, will not be entitled to receive additional interest on the holder’s debentures in connection with a Registration Default until we receive the completed and signed notice and questionnaire.

      A “Registration Default” includes any of the following:

•	we fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing;

•	any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness;

•	we fail to complete the exchange offer on or prior to the date specified for such completion; or

•	the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of the debentures during the period specified in the registration rights agreement, subject to certain exceptions for limited periods of time with respect to the shelf registration statement or the exchange offer registration statement, as the case may be, as set forth above under the heading “— Suspension of Registration Statement.”

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      The following is a summary of the anticipated material United States federal income tax consequences to a holder of old debentures relating to the exchange of old debentures for new debentures. This summary is based upon existing United States federal income tax law, which is subject to change, possibly with retroactive effect. This summary does not discuss all aspects of United States federal income taxation which may be important to particular investors in light of their individual investment circumstances, such as debentures held by investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, and foreign or domestic tax-exempt organizations (including private foundations)), or to persons that hold the old debentures as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for United States federal income tax purposes or that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not address any state, local, or non-United States tax considerations. Each prospective investor is urged to consult his tax advisor regarding the United States federal, state, local, and non-United States income and other tax considerations of the acquisition, ownership, and disposition of the new debentures.

Exchange of Old Debentures for New Debentures

      An exchange of old debentures for new debentures pursuant to the exchange offer will be ignored for United States federal income tax purposes. Consequently, a holder of old debentures will not recognize gain or loss, for United States federal income tax purposes, as a result of exchanging old debentures for new debentures pursuant to the exchange offer. The holding period of the new debentures will be the same as the holding period of the old debentures and the tax basis in the new debentures will be the same as the adjusted tax basis in the old debentures as determined immediately before the exchange.

PLAN OF DISTRIBUTION

      Each broker-dealer that receives new debentures for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of these new debentures. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new debentures received in exchange for old debentures where the old debentures were acquired as a result of market-making activities or other trading activities. We have agreed, that for a period of 120 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale.

      We will not receive any proceeds from any sale of new debentures by broker-dealers. New debentures received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions:

•	in the over-the-counter market,

•	in negotiated transactions,

•	through the writing of options on the new debentures, or

•	a combination of methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or at negotiated prices.

      Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new debentures. Any broker-dealer that resells new debentures that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of new debentures may be considered an underwriter within the meaning of the Securities Act and any profit of any resale of new debentures and any commissions or concessions received by any person may be deemed to be underwriting compensation under the Securities Act. Any broker-dealer that resells new debentures that were received by it for its own account in the exchange offer and any broker-dealer that participates in a distribution of those new debentures may be considered an underwriter within the meaning of the Securities Act and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the new debentures. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

      Furthermore, any broker-dealer that acquired any of the old debentures directly from us:

•	may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley Co. Inc., SEC no-action letter (June 5, 1991) and Shearman Sterling, SEC no-action letter (July 2, 1993); and

•	must also be named as a selling holder of debentures in connection with the registration and prospectus and delivery requirements of the Securities Act relating to any resale transaction.

      For a period of 120 days after the consummation of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any broker-dealer and will indemnify the holders of the old debentures (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

      Certain legal matters regarding the new debentures will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California.

EXPERTS

      Our audited consolidated financial statements and schedule as of December 31, 2003 and 2002, and for each of the years in the two-year period ended December 31, 2003, have been incorporated by reference herein in reliance of reports of KPMG LLP, independent registered public accounting firm, incorporated herein, and upon the authority of said firm as experts in accounting and auditing. The audit report refers to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, as well as the adjustments that were applied to restate the disclosures of reportable segments reflected in the 2001 consolidated financial statements to conform to the 2003 and 2002 composition of reportable segments. However, they were not engaged to audit, review, or apply any procedures to the 2001 consolidated financial statements other than with respect to such revisions and adjustments.

      Our audited consolidated financial statements and schedule as of and for the years ended December 31, 2001 incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants. On May 30, 2002, we dismissed Arthur Andersen LLP as our independent auditors. As representatives of Arthur Andersen LLP were not available, we were unable to obtain Arthur Andersen LLP’s written consent to the inclusion of Arthur Andersen LLP’s audit report with respect to our financial statements for the year ended December 31, 2001 in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

      Under these circumstances, we have dispensed with the requirement under Section 7 of the Securities Act, to file Arthur Andersen LLP’s consent as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2003, in reliance on Rule 437a under the Securities Act. Because we were unable to obtain the consent of Arthur Andersen to the inclusion of their audit report, Arthur Andersen LLP will not have any liability under Section 11(a) of the Securities Act in the event that the above-mentioned financial statements contain any untrue statements of a material fact or omit to state a material fact required to be stated therein, in each case by virtue of their inclusion in this prospectus. Accordingly, you would be unable to assert a claim against Arthur Andersen LLP under Section 11(a) of the Securities Act.

AVAILABLE INFORMATION AND INCORPORATION BY REFERENCE

      We are a reporting company under the Exchange Act, and file annual reports, quarterly reports and other documents with the SEC. The public may read and copy any of our filings at the SEC’s Public Reference Room at 450 Fifth Street NW, Washington D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Because we make filings with the SEC electronically, access to the information is available at the SEC’s Internet website at www.sec.gov. This site contains reports and other information regarding issuers that file electronically with the SEC. We are a publicly held corporation and our common stock is traded on the New York Stock Exchange under the symbol “CNF.” Reports and other information regarding issuers filed with the SEC can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York, 10005. We also make available free of charge upon request our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and, if applicable, amendments to those reports filed or furnished pursuant to the Exchange Act as soon as reasonably practicable after we electronically file such material with or furnish it to the SEC.

      In this prospectus we have incorporated by reference certain reports and other information we have filed, or will file, with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus, to the extent that a statement contained in or omitted from this prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We are incorporating by reference:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, which was filed on March 11, 2004;

•	our Definitive Proxy Statement on Form 14A, which we filed with the Commission on March 16, 2004; and

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004, which we filed with the Commission on May 7, 2004.

      All documents that we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this exchange offer will be deemed to be incorporated by reference into this prospectus from the date of filing such documents. These documents are or will be available for inspection or copying of the locations identified above.

      We will provide a copy of the information we incorporate by reference, at no cost, to each person to whom this prospectus is delivered. To request a copy of any or all of this information, you should write or telephone us at the following address and telephone number:

CNF Inc.

Office of the Corporate Secretary
3240 Hillview Avenue
Palo Alto, California 94304
Telephone: (650) 494-2900

      In order to obtain timely delivery, you must request the information no later than five business days before you must make your investment decision.

$300,000,000

CNF Inc.

6.70% Senior Debentures due 2034

PROSPECTUS
                    , 2004

Until                     , 2004, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers

      As authorized by Section 145 of the Delaware General Corporation Law, each director and officer of the registrant may be indemnified by the registrant against expenses (including attorney’s fees, judgments, fines and amounts paid in settlement) actually or reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which he is involved by reason of the fact that he is or was a director or officer of the registrant if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interest of the registrant and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. If the legal proceeding, however, is by or in the right of the registrant, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he shall have been adjusted to be liable for negligence or misconduct in the performance of his duty to the registrant unless a court determines otherwise. The registrant’s certificate of incorporation and by-laws, which are filed as an exhibit to this registration statement, contains provisions authorizing indemnification to the fullest extent permitted by Delaware Law.

      The Company has obtained insurance policies under which the Company’s directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of certain actions, suits or proceedings, and certain liabilities which might be imposed as a result of certain actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.	Exhibits and Financial Statement Schedules

      (a) Exhibits

Exhibit No.	Exhibit

1.1	Purchase Agreement, dated as of April 27, 2004, among CNF Inc., Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated, as representatives of the initial purchasers named therein
4.1	Form of Indenture between CNF Transportation Inc. and Bank One Trust Company, National Association (Exhibit 4(d)(i) to CNF’s Form 8-K dated March 3, 2000*).
4.2	Supplemental Indenture No. 1, dated as of April 30, 2004, by and between CNF Inc. and The Bank of New York
4.3	Form of Global 6.70% Senior Debentures due 2034 (included in Exhibit 4.2)
4.4	Exchange and Registration Rights Agreement, dated as of April 30, 2004, by and among CNF Inc., Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated, as representatives of the initial purchasers named therein
4.5	Certificate of Designations of the Series B Cumulative Convertible Preferred Stock. (Exhibit 4.1 as filed on Form SE dated May 25, 1989*)
4.6	Indenture between the Registrant and Bank One, Columbus, NA, as successor trustee, with respect to 9 1/8% Notes Due 1999, Medium-Term Notes, Series A and 7.35% Notes due 2005. (Exhibit 4.1 as filed on Form SE dated March 20, 1990*)
4.7	Indenture between the Registrant and The First National Bank of Chicago Bank, trustee, with respect to debt securities. (Exhibit 4(d) as filed on Form S-3 dated June 27, 1995*)

Exhibit No.	Exhibit

4.8	Indenture between the Registrant and Bank One, Columbus, NA, trustee, with respect to subordinated debt securities. (Exhibit 4(e) as filed on Form S-3 dated June 27, 1995*)
4.9	Form of Security for 7.35% Notes due 2005 issued by Consolidated Freightways, Inc. (Exhibit 4.4 as filed on Form S-4 dated June 27, 1995*)
4.10	Declaration of Trust of the Trust (Exhibit 4(k) to CNF’s Amendment 1 to Form S-3 dated May 30, 1997*)
4.11	Form of Amended and Restated Declaration of Trust of the Trust, including form of Trust Preferred Security. (Exhibit 4(l) to CNF’s Amendment 1 to Form S-3 dated May 9, 1997*)
4.12	Form of Guarantee Agreement with respect to Trust Preferred Securities. (Exhibit 4(m) to CNF’s Amendment 1 to Form S-3 dated May 30, 1997*)
4.13	Form of Security for 8 7/8% Notes due 2010 issued by CNF Transportation Inc. (Exhibit 4(i) to CNF’s Form 8-K dated March 3, 2000*).
4.14	$350 million Amended and Restated Credit Agreement dated July 3, 2001 among CNF Inc. and various financial institutions. (Exhibit 4.11 to CNF’s Form 10-K for the year ended December 31, 2002*)
4.15	Security Agreement for the $350 million Credit Agreement dated December 21, 2001. (Exhibit 4.12 to CNF’s Form 10-K for the year ended December 31, 2002*)
4.16	Amendment No. 1 dated December 21, 2001 to the $350 Million Credit Agreement. (Exhibit 4.13 to CNF’s Form 10-K for the year ended December 31, 2002*)
4.17	Amendment No. 2 dated February 22, 2002 to the $350 Million Credit Agreement. (Exhibit 4.14 to CNF’s Form 10-K for the year ended December 31, 2002*)
4.18	Amendment No. 3 dated August 1, 2003 to the $350 Million Credit Agreement. (Exhibit 4.15 to CNF’s Form 10-Q for the quarter ended June 30, 2003*)
4.19	Amendment dated August 8, 2003 to 6.00% Senior CNF Plan Guaranteed Notes. (Exhibit 4.16 to CNF’s Form 10-Q for the quarter ended June 30, 2003*)
4.20	Amendment No. 4 dated January 23, 2004 to the $350 Million Credit Agreement. (Exhibit 4.17 to CNF’s Form 10-K for the year ended December 31, 2003.*)
5	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP with respect to the new notes.
12.a	Computation of ratios of earnings to fixed charges.
12.b	Computation of ratios of earnings to combined fixed charges and preferred stock dividends.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5).
25	Statement of Eligibility of Trustee
99.1	Note Agreement dated as of July 17, 1989, between the ESOP, Consolidated Freightways, Inc. and the Note Purchasers named therein. (Exhibit 28.1 as filed on Form SE dated July 21, 1989*)
99.2	Guarantee and Agreement dated as of July 17, 1989, delivered by Consolidated Freightways, Inc. (Exhibit 28.2 as filed on Form SE dated July 21, 1989*).
99.3	Form of Restructured Note Agreement between Consolidated Freightways, Inc., Thrift and Stock Ownership Trust as Issuer and various financial institutions as Purchasers named therein, dated as of November 3, 1992. (Exhibit 28.4 to CNF’s Form 10-K for the year ended December 31, 1992*).
99.4	Form of Letter of Transmittal
99.5	Form of Notice of Guaranteed Delivery.
99.6	Form of Letter to Clients.
99.7	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

*	Previously filed with the Securities and Exchange Commission and incorporated herein by reference.

**	Incorporated by reference to indicated reports filed under the Securities Act of 1934, as amended, by Emery Air Freight Corporation File No. 1-3893.

#	Designates a contract or compensation plan for Management or Directors.

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the ’Calculation of Registration Fee’ table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference to the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The undersigned registrants hereby undertake (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on June 4, 2004.

CNF INC.

By:	/s/ EBERHARD G.H. SCHMOLLER

Name: Eberhard G.H. Schmoller

Title:	Senior Vice President, General Counsel and Secretary

      Each person whose signature appears below hereby constitutes and appoints Sanchayan Ratnathicam and Eberhard G.H. Schmoller, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all (1) amendments (including post-effective amendments) and additions to this registration statement and (2) registration statements, and any and all amendments thereto (including post-effective amendments), relating to the offering contemplated pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ GREGORY L. QUESNEL Gregory L. Quesnel	President and Chief Executive Officer	June 4, 2004

/s/ SANCHAYAN RATNATHICAM Sanchayan Ratnathicam	Senior Vice President and Chief Financial Officer	June 4, 2004

/s/ KEVIN S. COEL Kevin S. Coel	Vice President and Controller	June 4, 2004

/s/ W. KEITH KENNEDY, JR. W. Keith Kennedy, Jr.	Chairman of the Board	June 4, 2004

Signature	Title	Date

/s/ JOHN C. POPE John C. Pope	Director	June 4, 2004

/s/ PETER W. STOTT Peter W. Stott	Director	June 4, 2004

/s/ MICHAEL J. MURRAY Michael J. Murray	Director	June 4, 2004

/s/ ROBERT D. ROGERS Robert D. Rogers	Director	June 4, 2004

/s/ WILLIAM J. SCHROEDER William J. Schroeder	Director	June 4, 2004

/s/ CHELSEA C. WHITE III Chelsea C. White III	Director	June 4, 2004

EXHIBIT INDEX

Exhibit No.	Exhibit

1.1	Purchase Agreement, dated as of April 27, 2004, among CNF Inc., Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated, as representatives of the initial purchasers named therein
4.1	Form of Indenture between CNF Transportation Inc. and Bank One Trust Company, National Association (Exhibit 4(d)(i) to CNF’s Form 8-K dated March 3, 2000*).
4.2	Supplemental Indenture No. 1, dated as of April 30, 2004, by and between CNF Inc. and The Bank of New York
4.3	Form of Global 6.70% Senior Debentures due 2034 (included in Exhibit 4.2)
4.4	Exchange and Registration Rights Agreement, dated as of April 30, 2004, by and among CNF Inc., Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated, as representatives of the initial purchasers named therein
4.5	Certificate of Designations of the Series B Cumulative Convertible Preferred Stock. (Exhibit 4.1 as filed on Form SE dated May 25, 1989*)
4.6	Indenture between the Registrant and Bank One, Columbus, NA, as successor trustee, with respect to 9 1/8% Notes Due 1999, Medium-Term Notes, Series A and 7.35% Notes due 2005. (Exhibit 4.1 as filed on Form SE dated March 20, 1990*)
4.7	Indenture between the Registrant and The First National Bank of Chicago Bank, trustee, with respect to debt securities. (Exhibit 4(d) as filed on Form S-3 dated June 27, 1995*)
4.8	Indenture between the Registrant and Bank One, Columbus, NA, trustee, with respect to subordinated debt securities. (Exhibit 4(e) as filed on Form S-3 dated June 27, 1995*)
4.9	Form of Security for 7.35% Notes due 2005 issued by Consolidated Freightways, Inc. (Exhibit 4.4 as filed on Form S-4 dated June 27, 1995*)
4.10	Declaration of Trust of the Trust (Exhibit 4(k) to CNF’s Amendment 1 to Form S-3 dated May 30, 1997*)
4.11	Form of Amended and Restated Declaration of Trust of the Trust, including form of Trust Preferred Security. (Exhibit 4(l) to CNF’s Amendment 1 to Form S-3 dated May 9, 1997*)
4.12	Form of Guarantee Agreement with respect to Trust Preferred Securities. (Exhibit 4(m) to CNF’s Amendment 1 to Form S-3 dated May 30, 1997*)
4.13	Form of Security for 8 7/8% Notes due 2010 issued by CNF Transportation Inc. (Exhibit 4(i) to CNF’s Form 8-K dated March 3, 2000*).
4.14	$350 million Amended and Restated Credit Agreement dated July 3, 2001 among CNF Inc. and various financial institutions. (Exhibit 4.11 to CNF’s Form 10-K for the year ended December 31, 2002*)
4.15	Security Agreement for the $350 million Credit Agreement dated December 21, 2001. (Exhibit 4.12 to CNF’s Form 10-K for the year ended December 31, 2002*)
4.16	Amendment No. 1 dated December 21, 2001 to the $350 Million Credit Agreement. (Exhibit 4.13 to CNF’s Form 10-K for the year ended December 31, 2002*)
4.17	Amendment No. 2 dated February 22, 2002 to the $350 Million Credit Agreement. (Exhibit 4.14 to CNF’s Form 10-K for the year ended December 31, 2002*)
4.18	Amendment No. 3 dated August 1, 2003 to the $350 Million Credit Agreement. (Exhibit 4.15 to CNF’s Form 10-Q for the quarter ended June 30, 2003*)
4.19	Amendment dated August 8, 2003 to 6.00% Senior CNF Plan Guaranteed Notes. (Exhibit 4.16 to CNF’s Form 10-Q for the quarter ended June 30, 2003*)
4.20	Amendment No. 4 dated January 23, 2004 to the $350 Million Credit Agreement.(Exhibit 4.17 to CNF’s Form 10-K for the year ended December 31, 2003.*)
5	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP with respect to the new notes.
12.a	Computation of ratios of earnings to fixed charges.
12.b	Computation of ratios of earnings to combined fixed charges and preferred stock dividends.
23.1	Consent of Independent Registered Public Accounting Firm.

Exhibit No.	Exhibit

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5).
25	Statement of Eligibility of Trustee
99.1	Note Agreement dated as of July 17, 1989, between the ESOP, Consolidated Freightways, Inc. and the Note Purchasers named therein. (Exhibit 28.1 as filed on Form SE dated July 21, 1989*)
99.2	Guarantee and Agreement dated as of July 17, 1989, delivered by Consolidated Freightways, Inc. (Exhibit 28.2 as filed on Form SE dated July 21, 1989*).
99.3	Form of Restructured Note Agreement between Consolidated Freightways, Inc., Thrift and Stock Ownership Trust as Issuer and various financial institutions as Purchasers named therein, dated as of November 3, 1992. (Exhibit 28.4 to CNF’s Form 10-K for the year ended December 31, 1992*).
99.4	Form of Letter of Transmittal
99.5	Form of Notice of Guaranteed Delivery.
99.6	Form of Letter to Clients.
99.7	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

*	Previously filed with the Securities and Exchange Commission and incorporated herein by reference.

**	Incorporated by reference to indicated reports filed under the Securities Act of 1934, as amended, by Emery Air Freight Corporation File No. 1-3893.

#	Designates a contract or compensation plan for Management or Directors.